                                                                  Exhibit 10.12



                      AMENDED AND RESTATED CREDIT AGREEMENT

                          dated as of December 15, 1995

                                      among

                               TRIDEX CORPORATION,

                        ITHACA PERIPHERALS INCORPORATED,

                        ULTIMATE TECHNOLOGY CORPORATION,

                              MAGNETEC CORPORATION,

                             CASH BASES INCORPORATED

                                       and

                        FLEET BANK, NATIONAL ASSOCIATION



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         AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 15, 1995 among TRIDEX CORPORATION, a corporation organized under the laws of the State of Connecticut, ITHACA PERIPHERALS INCORPORATED, a corporation organized under the laws of the State of Delaware, ULTIMATE TECHNOLOGY CORPORATION, a corporation organized under the laws of the State of New York, MAGNETEC CORPORATION, a corporation organized under the laws of the State of Connecticut, and CASH BASES INCORPORATED, a corporation organized and existing under the laws of the State of Delaware (collectively, all such corporations being the "Borrowers" and each, individually, a "Borrower"), and FLEET BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America (the "Bank").

         PRELIMINARY STATEMENTS.

         A. The Borrowers (other than Cash Bases Incorporated) and the Bank have entered into a Credit Agreement dated as of June 17, 1994. Cash Bases Incorporated was added as a "Borrower" under said Credit Agreement pursuant to the terms of a certain Letter Agreement dated as of December 23, 1994 among Cash Bases Incorporated, the Bank and the other Borrowers. The Credit Agreement was amended by a Letter Amendment dated as of March 31, 1995, and Amendment No. 1 dated as of June 22, 1995, and the Revolving Credit Termination Date has been extended pursuant to correspondence between the Bank and the Borrowers (said Credit Agreement, as so amended and modified, being hereinafter referred to as the "Existing Credit Agreement").

         B. Pursuant to the Existing Credit Agreement, the Borrowers are indebted to the Bank in the aggregate principal amount of $5,291,333.32 as of the Closing Date (the "Indebtedness"), which indebtedness is owed by the Borrowers to the Bank without offset, defense, counterclaim of any kind, nature or description. As security for such Indebtedness, the Borrowers have heretofore granted to the Bank a first priority security interest in all of the Borrowers' personal property, whether now owned or hereafter acquired, wherever located of any kind, nature or description, tangible or intangible, including, without limitation, the Borrowers' accounts receivable, inventory, equipment, and general intangibles, and such security interests and liens granted by the Borrowers to the Bank are hereby reacknowledged and reconfirmed by Borrowers.

         C. The Borrowers have requested that the Bank increase the principal amount available under the Existing Credit Agreement, extend certain maturity dates under the Existing Credit Agreement and otherwise amend certain provisions of the Existing Credit Agreement, and the Bank has agreed to do so, subject to the conditions precedent set forth herein.

         D. Effective upon compliance with the conditions precedent set forth in
Section 4.1 hereof, the Existing Credit Agreement is amended and restated in its entirety to read as set forth herein.

                      ARTICLE DEFINITIONS; ACCOUNTING TERMS

         Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

         "Adjusted Leverage Ratio" means, for the Borrowers, as at any date, on a consolidated basis, the ratio of Consolidated Funded Debt to EBITDA, as measured at the end of each fiscal quarter for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter).

         "Affiliate" means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, any Borrower or any of its Subsidiaries; (b) which directly or indirectly beneficially owns or holds five percent or more of any class of voting stock of any Borrower or any such Subsidiary; (c) five percent or more of the voting stock of which is directly or indirectly beneficially owned or held by any Borrower or such Subsidiary; or (d) which is a partnership in which any Borrower or any of its Subsidiaries is a general partner. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Agreement" means this Credit Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

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         "Amortization Date" means the last day of each calendar month, commencing on May 31, 1996, up to (and including) the Maturity Date, provided that if any such day is not a Banking Day, such day shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day).

         "Banking Day" means any day on which commercial banks are not authorized or required to close in Hartford, Connecticut, and whenever such day relates to a LIBOR Loan or notice with respect to any principal amounts bearing interest at the LIBO Rate, a day on which dealings in Dollar deposits are also carried out in the London interbank market.

         "Borrowing Base" means, as of any date of determination thereof, an amount equal to the sum of (i) 80% of Eligible Receivables, plus (ii) the lesser of (A) 25% of Eligible Inventory or (B) $1,500,000. Unless the Bank shall otherwise determine, the Borrowing Base as of any date shall be the Borrowing Base set forth on the most current Borrowing Base Certificate certified and delivered by a Borrower pursuant to either Section 6.8 or Section 4.2. If, at any time, the Borrowing Base shall exceed the Working Capital Commitment, for purposes of this Agreement the Borrowing Base shall be deemed to be equal to the Working Capital Commitment.

         "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit G hereto or such other form agreed to in writing by the Bank and the Borrowers.

         "Borrowing" means any Loan or Foreign Exchange Transaction requested by any Borrower hereunder.

         "Capital Expenditures" means, for any Person for any period, the Dollar amount of gross expenditures (including obligations under Capital Leases) made by such Person during such period for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) incurred by such Person during such period.

         "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

         "Cash Bases GB" means Cash Bases GB Limited, a corporation organized under the laws of the United Kingdom and a Subsidiary of the Parent.

         "Cash Bases GB Excess Cash Flow" means (i) excess cash flow after all sources and uses of cash as shown on Cash Bases GB's annual audited statement of cash flows less (ii) the amount (if any) by which (A) the outstanding principal amount of advances under any working capital or overadvance facility provided to Cash Bases GB or any of its Subsidiaries as at the end of such fiscal year exceeds (B) the outstanding principal amount of any such advances as at the end of the fiscal year immediately preceding such fiscal year. If Cash Bases GB has any Subsidiaries at any time, the foregoing calculation shall be done on a consolidated basis with its Subsidiaries.

         "Cash Bases GB Pledge Agreement" means the Charge Over Shares and Securities dated June 20, 1994 by and between the Parent and the Bank, a photocopy of which is attached hereto as Exhibit H.

         "Cash Bases USA" means Cash Bases Incorporated, a Delaware corporation.

         "Closing Date" means the date this Agreement has been executed by the Borrowers and the Bank.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Commitment" means the Term Commitment together with the Working Capital Commitment.

         "Consolidated Capital Expenditures" means Capital Expenditures of the Borrowers and their Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Current Assets" means Current Assets of the Borrowers and their Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Current Liabilities" means Current Liabilities of the Borrowers and their Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

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         "Consolidated Funded Debt" means Funded Debt of the Borrowers and their
Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Net Income" means Net Income of the Borrowers and their Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Senior Liabilities" means Senior Liabilities of the Borrowers and their Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of a Person in accordance with GAAP.

         "Consolidated Tangible Capital Base" means Tangible Capital Base of the Borrowers and their Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Tangible Net Worth" means Tangible Net Worth of the Borrowers and their Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

         "Current Assets" of any Person at any time means all cash, Receivables and inventory of such Person.

         "Current Liabilities" means all liabilities of a Person treated as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendible at the option of such Person to a date more than one year from the date of determination.

         "Debt" means, with respect to any Person: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of property or services (except trade payables in the ordinary course of business);
(c) Unfunded Benefit Liabilities of such Person (if such Person is not the Parent, determined in a manner analogous to that of determining Unfunded Benefit Liabilities of the Parent); (d) the face amount of any outstanding letters of credit issued for the account of such person; (e) obligations arising under acceptance facilities; (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, including any contingent obligations under swaps, derivatives, currency exchanges and similar transactions; (g) obligations secured by any Lien on property of such Person; and (h) obligations of such Person as lessee under Capital Leases.

         "Debt Service Coverage Ratio" means, for any Person, as at any date, on a consolidated basis, the ratio of (a) EBITDA to (b) the sum of (i) the amount of principal installments and other principal maturities of Consolidated Funded Debt of such Person for such period, plus (ii) Interest Expense for such period.

         "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

         "Default Rate" means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by any Borrower under this Agreement or any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date, to, but excluding the date on which such amount is paid in full equal to two percent above the Variable Rate as in effect from time to time plus the applicable Margin (provided that, if the amount so in default is principal of a Fixed Rate Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Default Rate" for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, 2% above the interest rate for such Loan as provided in Section 2.10 hereof and, thereafter, the rate provided for above in this definition).

         "Dollars" and the sign "$" mean lawful money of the United States of America.

         "EBITDA" means, for any Person, for any period, earnings before Interest Expense, taxes, depreciation, amortization and extraordinary items for such Person determined in accordance with GAAP.

         "Eligible Inventory" means, as of any date of determination thereof, all Inventory (valued at the lower of the cost or fair market value on a first-in-first-out basis), but excluding (a) those items that have no use in the current product line of the Borrowers, (b) obsolete items and used parts, (c) those finished goods that are not of merchantable quality in the

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
ordinary course of business, (d) all Inventory in which the Bank does not have a first perfected security interest, subject to no other Lien prior to or on a parity with such security interest, (e) scrap, (f) work-in-process and (g) all other Inventory which is determined by the Bank to be ineligible for any other reason generally accepted in the commercial finance business as a reason for ineligibility. Notwithstanding the preceding sentence, "Eligible Inventory" shall not include any Inventory not located at premises owned by or leased to a Borrower unless such Inventory is in transit (and insured) or such Borrower has made a formal financing statement filing against the consignee of such Inventory and has given any party claiming of record a security interest in such consignee's inventory, or other assets that might include such Inventory, notice of such Borrower's consignment arrangements with such consignee or has taken equivalent protective steps satisfactory to the Bank.

         "Eligible Receivable" means, as of any date of determination thereof, all Receivables owing to the Borrowers net of the Borrowers' customary reserves, unearned customer deposits, taxes, trade or other documents, discounts, claims, credits, returns, rebates, allowances or set-offs, excluding the following:

              (i) any Receivable unpaid for 90 or more days from the date of the original invoice;

              (ii) any goods the sale of which gave rise to such Receivable not shipped or delivered to the account debtor on an absolute sale basis or goods shipped on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding, or any part of such goods has been returned or rejected;

              (iii) any Receivable evidenced by chattel paper or an instrument of any kind;

              (iv) any Receivable which is owed by an account debtor which (A) is insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have an adverse effect on the business of such account debtor or (B) is, in the sole discretion of the Bank, deemed ineligible for credit or other reasons;

              (v) all Receivables deemed uncollectable by a Borrower or turned over to collection agencies or attorneys;

              (vi) any Receivable arising from the shipment of goods or the performance of services, such shipment or performance having not been fully completed or rendered;

              (vii) any Receivable which is not a valid, legally enforceable obligation of the account debtor or is subject to any present or contingent, or any fact exists which is the basis for any future, offset or counterclaim or other defense on the part of such account debtor;

              (viii) any Receivable not evidenced by an invoice or other documentation in form acceptable to the Bank;

              (ix) any Receivable which arises out of any transaction between
(A) a Borrower and (B) any other Borrower or a Subsidiary of the Parent or any Affiliate;

              (x) any Receivable which is subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment;

              (xi) all Receivables from customers having their place of business outside of the United States of America, except for such Receivables backed by either (A) letters of credit denominated in Dollars issued to a Borrower by banks acceptable to the Bank or (B) credit insurance policies acceptable to the Bank;

              (xii) all Receivables arising out of or in connection with advance billings of a customer's requirements of supplies over a period of time;

              (xiii) all Receivables that do not conform to the representations and warranties contained in Article 2 of the Security Agreement;

              (xiv) all Receivables in which the Bank does not have a first perfected security interest, subject to no other Lien prior to or on a parity with such security interest;

              (xv) all Receivables not denominated in Dollars;

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              (xvi) all Receivables from an account debtor if more than 50% of the aggregate Dollar amount of invoices billed with respect to such account debtor is more than 90 days past due according to the original terms of payment;

              (xvii) if any account debtor owes greater than 15% of the Dollar value of total Receivables collectively owed to the Parent and its Subsidiaries on a consolidated basis, then all Receivables owed by such account debtor in excess of such 15% limitation shall be ineligible;

              (xviii) any Receivable which is owed by an account debtor who has disputed liability or made any claim with respect to any other account due from such account debtor to a Borrower, except the foregoing exclusion shall not apply to any account debtor unless and until such disputed amounts equal or exceed twenty percent (20%) of the aggregate Dollar amount of accounts due from such account debtor; and

              (xix) any Receivable which is determined by the Bank to be ineligible for any other reason generally accepted in the commercial finance business as a reason for ineligibility.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

         "ERISA Affiliate" means any corporation or trade or business which is a member of any group of organizations (i) described in section 414(b) or (c) of the Code of which a Borrower is a member, or (ii) solely for purposes of potential liability under section 302(c)(11) of ERISA and section 412(c)(11) of the Code and the lien created under section 302(f) of ERISA and section 412(n) of the Code, described in section 414(m) or (o) of the Code of which a Borrower is a member.

         "Event of Default" has the meaning given such term in Section 9.1.

         "Excess Cash Flow" means (i) excess cash flow after all sources and uses of cash as shown on the Borrowers' annual audited statement of cash flows less (ii) the amount (if any) by which (A) the outstanding principal amount of Working Capital Loans as at the end of such fiscal year exceeds (B) the outstanding principal amount of Working Capital Loans as at the end of the fiscal year immediately preceding such fiscal year (the term "Working Capital Loans" as used in this clause (B) to have the meaning ascribed to it in the Existing Credit Agreement for the first such calculation following the Closing
Date).

         "F/E Credit" means, at the date of determination, the aggregate Dollar amount of the risk internally ascribed by the Bank to all obligations under or pursuant to all Foreign Exchange Transactions. As of the Closing Date, it is the policy of the Bank to assess the risk by multiplying the aggregate daily market value of Foreign Exchange Transactions by 0.2, but there can be no assurance that such internal formula will not change.

         "Facility Documents" means this Agreement, the Notes, the Pledge Agreement, the Cash Bases GB Pledge Agreement, the Security Agreement, the Interest Rate Protection Agreements and each of the documents, certificates or other instruments referred to in Article 4 hereof as well as any other document, instrument or certificate to be delivered by any Borrower in connection with this Agreement or in connection with the documents, certificates or instruments referred to in Article 4, including documents delivered in connection with any Borrowing.

         "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of Boston for such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day).

         "Fixed Rate" means any LIBO Rate or any Offered Rate.

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         "Fixed Rate Loan" means any LIBOR Loan or any Offered Loan.

         "Foreign Exchange Transaction" means any transaction between any Borrower and the Bank involving a forward foreign exchange contract.

         "Forfeiture Proceeding" means any action, proceeding or investigation affecting the Parent or any of its Subsidiaries or Affiliates before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their property.

         "Funded Debt" means, with respect to any Person, all Debt of such Person for money borrowed.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in
Section 5.5 (except for changes concurred in by the Borrowers' independent public accountants).

         "Interest Expense" shall mean, with respect to any Person, for any period, the sum, for such Person in accordance with GAAP, of (a) all interest on Debt that is accrued as an expense during such period (including, without limitation, imputed interest on Capital Lease obligations), plus (b) all amounts paid, accrued or amortized as an expense during such period in respect of interest rate protection agreements, minus (c) all amounts received or accrued as income during such period in respect of interest rate protection agreements.

         "Interest Period" means, with respect to any Fixed Rate Loan, the period commencing on the date such Loan is made, converted from another type of Loan or renewed, as the case may be, and ending, as a Borrower may select pursuant to Section 2.14, (i) with respect to any LIBOR Loan, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month; and (ii) with respect to any Offered Loan, at the end of the period mutually agreed to by the Bank and a Borrower pursuant to Section 2.15.

         "Interest Rate Protection Agreement" means any interest rate protection agreement entered into with the Bank or one or more of its affiliates whereby the Borrowers obtain a hedge or cap for the interest rate that will be payable by the Borrowers on the LIBOR Loans that are outstanding with respect to the Term Loan.

         "Inventory" means all inventory, now or hereafter owned and wherever located, of the Borrowers, including (without limitation) raw materials, work-in-process, finished goods, supplies and packaging materials.

         "Lending Office" means the lending office of the Bank set forth on the signature page.

         "LIBO Rate" means with respect to any Interest Period for LIBOR Loans, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) determined by the Bank to be equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of one percent) quoted at approximately 11:00 a.m. London time by the principal London branch of the Bank two Banking Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to the Interest Period and principal amount of the LIBOR Loan outstanding during such Interest Period, divided by (ii) one minus the Reserve Requirement for such LIBOR Loan for such Interest Period.

         "LIBOR Loan" means any Working Capital Loan, or any designated portion of the principal of the Term Loan, when and to the extent the interest rate therefor is determined on the basis of the definition "LIBO Rate."

         "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, negative pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

         "Loan" or "Loans" means, as the context requires, (i) any loan made by the Bank pursuant to Section 2.1, whether a Term Loan or a Working Capital Loan or (ii) one or more designated portion(s) of the principal of the Term Loan bearing interest at a LIBO Rate, an Offered Rate and/or a Variable Rate.

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
         "Margin" means (a) for a Variable Rate Loan, (i) with respect to the Term Loan, 1.25 percentage points, (ii) with respect to the Working Capital Loans, 1.00 percentage points, and (b) for a LIBOR Loan, the Margin for such type of Loan that would apply under Section 2.13.

         "Maturity Date" means November 30, 2001; provided that if such date is not a Banking Day, the Maturity Date shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day) or (ii) the earlier date of maturity of the Term Loan pursuant to Section 9.2.

         "Multiemployer Plan" means a Plan defined as such in section 3(37) of ERISA to which contributions have been made by the Borrowers or any ERISA Affiliate and which is covered by Title IV of ERISA.

         "Net Income" of any Person for any period means the net income (loss) of such Person for such period determined in accordance with GAAP.

         "Notes" means, collectively, the Term Note and the Working Capital Note, each of which is a "Note."

         "Notice of Borrowing" shall mean the notice of each Borrowing required by Section 4.2.

         "Offered Loan" means any designated portion of the principal amount of the Term Loan when and to the extent the interest rate therefor is determined in relation to the Offered Rate.

         "Offered Loan Request" shall have the meaning set forth in Section
2.15.

         "Offered Rate" means an interest rate per annum quoted by the Bank to a Borrower and agreed to by a Borrower pursuant to Section 2.15.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Parent" means Tridex Corporation, a Connecticut corporation.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

         "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrowers or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

         "Pledge Agreement" means the pledge agreement dated June 17, 1994 by the Parent in favor of the Bank, a photocopy of which is attached hereto as in the form of Exhibit C, as amended by the Pledge Agreement Amendment.

         "Pledge Agreement Amendment" means the Amendment to Pledge Agreement in the form of Exhibit I to be delivered to the Bank under the terms of this Agreement.

         "Prime Rate" means that rate of interest from time to time announced by the Bank at the Principal Office as its prime commercial lending rate.

         "Principal Office" means the principal office of the Bank, presently located at One Constitution Plaza, Hartford, Connecticut 06115.

         "Receivable" means all accounts owing to a Person arising out of or in connection with the bona fide sale or lease of goods or services in the ordinary course of business.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

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
         "Regulatory Change" means any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "Reserve Requirement" means, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in Boston with deposits exceeding $1,000,000,000 against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate for LIBOR Loans is to be determined as provided in the definition of "LIBO Rate" in this Section 1.1 or (ii) any category of extensions of credit or other assets which include LIBOR Loans.

         "Revolving Credit Termination Date" means September 30, 1997; provided that if such date is not a Banking Day, the Revolving Credit Termination Date shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day) or (ii) the earlier date of termination of the Working Capital Commitment pursuant to
Section 9.2.

         "Security Agreement" means the security agreement dated June 17, 1994 by the Borrowers in favor of the Bank, a photocopy of which is attached hereto as Exhibit D, as amended by the Security Agreement Amendment.

         "Security Agreement Amendment" means the Amendment to Security Agreement in the form of Exhibit J to be delivered to the Bank under the terms of this Agreement.

         "Senior Liabilities" means for any Person at any time, all Debt, other than contingent liabilities and Subordinated Debt.

         "Subordinated Debt" means Funded Debt of a Person subordinated to the Loans on terms satisfactory to the Bank.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

         "Tangible Capital Base" means, at any date of determination thereof, the sum of (a) Subordinated Debt of a Person, plus (b) such Person's shareholders' equity (excluding the effect of extraordinary or unusual items), less (c) such Person's goodwill, trademarks, patents, organizational costs, unamortized debt discounts and expenses and other like intangible assets.

         "Tangible Net Worth" means, at any date of determination thereof, the excess of total assets of a Person over total liabilities of such Person, excluding, however, from the determination of total assets: goodwill, trademarks, patents, organizational costs, unamortized debt discounts and expenses and other like intangible assets as defined by GAAP.

         "Term Commitment" means the obligation of the Bank to make the Term Loan under this Agreement up to the aggregate principal amount of $5,500,000.

         "Term Loan" shall have the meaning set forth in Section 2.1(a) herein.

         "Term Note" means the amended and restated promissory note of the Borrowers, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrowers resulting from the Term Loan.

         "Unfunded Benefit Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of section 4001(a)(16) of ERISA) under the Plan exceeds the fair market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of the Borrowers or any ERISA Affiliate under Title IV of ERISA.

         "Variable Rate" means, for any day, the higher of (a) the Federal Funds Rate for such day plus one-quarter of one percent and (b) the Prime Rate for such day.

         "Variable Rate Loan" means any Working Capital Loan, or any designated portion of the principal of the Term Loan, when and to the extent the interest rate therefor is determined in relation to the Variable Rate.

         "Working Capital Commitment" means the obligation of the Bank to make the Working Capital Loans under this Agreement up to the aggregate principal amount of $5,000,000, subject to Borrowing Base limitations, and as such amount may be reduced or otherwise modified from time to time pursuant to Section 2.7 or otherwise.

         "Working Capital Loans" shall have the meaning set forth in Section 2.1(b) herein.

         "Working Capital Note" means the promissory note of the Borrowers, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrowers resulting from the Working Capital Loans.

         Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

         Section 1.3. Currency Equivalents. For all purposes of this Agreement, all amounts denominated in a currency other than Dollars shall be converted into the Dollar equivalent of such amounts. The equivalent in another currency of an amount in Dollars shall be determined at the rate of exchange quoted by Fleet Bank of Massachusetts, N.A. in Boston at 9:00 a.m. (Boston time) on the date of determination, to prime banks in Boston for the spot purchase in the Boston foreign exchange market of such amount of Dollars with such other currency.

                              ARTICLE 2. THE CREDIT

         Section 2.1. The Loans.

                  (a) Subject to the terms and conditions of this Agreement, the Bank agrees to make a loan (the "Term Loan") to the Parent on, or within five
(5) Banking Days of, the Closing Date in the principal amount of the Term Commitment. Designated portions of the principal amount of the Term Loan may be outstanding as Variable Rate Loans, LIBOR Loans or Offered Loans (each a "type" of Loan).

                  (b) The Term Loan shall be due and payable in installments, as nearly equal as possible, on each Amortization Date, provided that all amounts outstanding on the Maturity Date shall be paid in full on the Maturity Date.

                  (c) Subject to the terms and conditions of this Agreement, the Bank agrees to make loans (the "Working Capital Loans") to the Borrowers from time to time from and including the date hereof to and including the Revolving Credit Termination Date, up to but not exceeding in the aggregate principal amount at any one time outstanding the amount by which the Borrowing Base exceeds the aggregate amount of outstanding F/E Credits; provided, however, that direct borrowings by Cash Bases USA shall not exceed $100,000 in the aggregate outstanding at any time. The Working Capital Loans may be outstanding as Variable Rate Loans or LIBOR Loans (each a "type" of Loan).

                  (d) The Working Capital Loans shall be due and payable on the Revolving Credit Termination Date.

                  (e) Foreign Exchange Transactions. The Bank may in its discretion, upon the request of a Borrower, enter into Foreign Exchange Transactions for the account of such Borrower so long as the F/E Credits at any time outstanding do not exceed the lesser of (i) the amount by which the Borrowing Base exceeds the aggregate outstanding principal amount of Working Capital Loans and (ii) $500,000. Such Foreign Exchange Transactions shall be subject to the Bank's normal policies and procedures for such transactions, including its underwriting requirements and the payment by the Borrowers of the Bank's customary fees and charges for such transactions, and shall be accomplished pursuant to documentation satisfactory in all respects to the Bank. Such documentation shall be deemed to be Facility Documents hereunder and under the terms and provision of the other Facility Documents, including the Security Agreement and the Pledge Agreement.

         Notwithstanding anything to the contrary herein, (i) no single Foreign Exchange Transaction may have a daily market value in excess of $500,000, (ii) no two Foreign Exchange Transactions can settle on the same day, and (iii) no Foreign Exchange Transaction shall have a settlement date later than the Revolving Credit Termination Date.

         Section 2.2. The Notes. The Term Loan shall be evidenced by a promissory note in favor of the Bank in the form of Exhibit A, dated the date of this Agreement, duly completed and executed by the Borrowers. The Working Capital Loans shall be evidenced by a single promissory note in favor of the Bank in the form of Exhibit B, dated the date of this Agreement, duly completed and executed by the Borrowers.

         Section 2.3. Purpose. The Parent shall use the proceeds of the Term Loan to refinance the entire "Acquisition Loan" under the Existing Credit Agreement and to refinance all or a portion of the outstanding principal amount of "Working Capital Loans" under the Existing Credit Facility. The Borrowers shall use the proceeds of the Working Capital Loans for working capital and general corporate needs of the Borrowers and to refinance the remaining outstanding principal amount of "Working Capital Loans" under the Existing Credit Agreement. No proceeds of the Working Capital Loans shall be used to directly or indirectly fund the needs of any Subsidiary of any Borrower if such Subsidiary is not also a Borrower hereunder. No proceeds of the Loans shall be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U.

         Section 2.4. Borrowing Procedures. The Borrowers shall give the Bank notice of each Borrowing to be made hereunder as provided in Section 2.8. Not later than 1:00 p.m. Hartford, Connecticut time on the date of such Borrowing, the Bank shall, subject to the conditions of this Agreement, make the amount of the Loan to be made by it on such day available to the Borrowers, in immediately available funds, by the Bank crediting an account of a Borrower designated by the Borrowers and maintained with the Bank at the Lending Office.

         Section 2.5. Prepayments and Conversions.

                  (a) Optional Prepayments and Conversions. The Borrowers shall have the right to make prepayments of principal, or to convert one type of Loans into another type of Loans, at any time or from time to time; provided that: (i) the Borrowers shall give the Bank notice of each such prepayment or conversion as provided in Section 2.8; (ii) Fixed Rate Loans may be prepaid or converted only on the last day of an Interest Period for such Loans; (iii) prepayments of the Term Loan shall be applied to the installments of principal in the inverse order of their maturities; and (iv) prepayments of the Term Loan may not be reborrowed.

                  (b) Mandatory Prepayments.

                      (i) The Borrowers must prepay no later than one Banking Day after delivery of any Borrowing Base Certificate an amount by which the sum of (A) the aggregate principal amount of all outstanding Working Capital Loans and (B) the aggregate outstanding amount of all F/E Credits exceeds the Borrowing Base, together with accrued interest to the date of such prepayment on the principal amount prepaid. Similarly, if, at any time, the Bank determines that the sum of the aggregate principal amount of outstanding Working Capital Loans and the aggregate outstanding amount of all F/E Credits exceeds the Borrowing Base, the Borrowers shall, upon demand, immediately prepay an amount equal to such excess, together with accrued interest to the date of such prepayment on the principal amount prepaid.

                      (ii) The Borrowers must prepay the Term Loan as soon as possible, but not later than 60 days after delivery of the annual audited financial statements furnished pursuant to Section 6.8(a), by an amount equal to 50% of Excess Cash Flow for each fiscal year of the Borrowers.

                      (iii) Each such prepayment in accordance with paragraphs
(i) and (ii) above shall be applied first to any expenses incurred by the Bank, second to any interest due on the amount prepaid, and last to the outstanding principal amount of the Loans prepaid, in each case in such manner as the Bank in its discretion shall determine.

         Section 2.6. Late Charges. Payments not received within 10 days of the due date therefor (including payments which are incomplete because there are insufficient funds in the Parent's account located at the Bank) will be subject to a one-time charge equal to 5% of the amount overdue.

         Section 2.7. Changes of Commitment.

                  (a) The Borrowers shall have the right to reduce or terminate the amount of unused Working Capital Commitment at any time or from time to time, provided that: (i) the Borrowers shall give notice of each such reduction or termination to the Bank as provided in Section 2.8; and (ii) each partial reduction shall be in an aggregate amount at least equal to $500,000. The Working Capital Commitment once reduced or terminated may not be reinstated.

                  (b) At any time that the Working Capital Commitment is terminated pursuant to subsection (a) of this Section 2.7, the Borrowers shall furnish the Bank for deposit in a cash collateral account maintained at the Bank adequate cash reserves for the benefit of the Bank on the Revolving Credit Termination Date in the amount of any F/E

Credits for any Foreign Exchange Transaction which remain outstanding on the Revolving Credit Termination Date, or must otherwise provide for a financial institution acceptable to the Bank to indemnify the Bank against loss in connection with outstanding Foreign Exchange Transactions, pursuant to indemnification documentation in form and substance satisfactory to the Bank.

         Section 2.8. Certain Notices. Notices by the Borrowers to the Bank of each Borrowing pursuant to Section 2.4, and each prepayment or conversion pursuant to Section 2.5(a), and each reduction or termination of the Working Capital Commitment pursuant to Section 2.7 shall be irrevocable and shall be effective only if received by the Bank not later than 12:00 noon Hartford, Connecticut time, and (a) in the case of Borrowings and prepayments of, conversions into and (in the case of LIBOR Loans) renewals of (i) Variable Rate Loans, given one Banking Day prior thereto;(ii) LIBOR Loans, given two Banking Days prior thereto; (iii) Offered Loans, given two Banking Days prior thereto; and (b) in the case of reductions or termination of the Working Capital Commitment, given three Banking Days prior thereto. Each such notice shall specify the Loans to be borrowed, prepaid, converted or renewed and the amount (subject to Section 2.9) and type of the Loans to be borrowed, or converted, or renewed or prepaid and the date of the Borrowing or prepayment, or conversion or renewal (which shall be a Banking Day). Each such notice of reduction or termination shall specify the amount of the Working Capital Commitment to be reduced or terminated. Each Notice of Borrowing for a Foreign Exchange Transaction shall be accompanied by the customary application and other documentation for such transaction.

         Section 2.9. Minimum Amounts. Except for Borrowings which exhaust the full remaining amount of the Borrowing Base or prepayments or conversions which result in the prepayment or conversion of all Term Loans or Working Capital Loans, as the case may be, of a particular type, each Borrowing, optional prepayment, conversion and renewal of principal of Loans of a particular type shall be in an amount at least equal to (a) $25,000 with respect to Variable Rate Loans, and (b) $500,000 and integral multiples of $100,000 in excess thereof with respect to Fixed Rate Loans (borrowings, prepayments, conversions or renewals of or into Loans of different types or, in the case of Fixed Rate Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, prepayments, conversions and renewals for the purposes of the foregoing, one for each type of Interest Period).

         Section 2.10. Interest.

                  (a) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due at the following rates per annum: (i) for Variable Rate Loans, at a variable rate per annum equal to the Variable Rate plus the Margin; (ii) for LIBOR Loans, at a fixed rate equal to the LIBO Rate plus the Margin for the period from and including the first day of the Interest Period therefor to but excluding the last day of such Interest Period; and (iii) for an Offered Loan, at a fixed rate equal to the Offered Rate for the period from and including the first day of the Interest Period therefor to but excluding the last day of such Interest Period. If the principal amount of any Loan and any other amount payable by any Borrower hereunder or under either Note shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue on such amount to the fullest extent permitted by law from and including such due date to but excluding the date such amount is paid in full at the Default Rate for such type of Loan.

                  (b) The interest rate on Variable Rate Loans shall change when the Variable Rate changes and interest on each such Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each Fixed Rate Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

                  (c) Accrued interest on all types of Loans shall be due and payable in arrears upon any payment of principal and on the last day of each calendar month, commencing December 31, 1995, and on the Revolving Credit Termination Date with respect to the Working Capital Loans and on the Maturity Date with respect to the Term Loan; provided that interest accruing at the Default Rate shall be due and payable from time to time on demand of the Bank.

         Section 2.11. Fees.

                  (a) Commitment Fee. The Borrowers shall pay to the Bank a commitment fee on the daily average unused Working Capital Commitment (without giving effect to Borrowing Base limitations) for the period from and including the date hereof to the Revolving Credit Termination Date at a rate per annum equal to one-half of one percent (1/2 of 1%), calculated on the basis of a year of 360 days for the actual number of days elapsed. The accrued commitment fee shall be due and payable in arrears upon any reduction or termination of the Working Capital Commitment and on the last day of each March, June, September and December, commencing on the first such date after the Closing Date.

                  (b) Advisory Fee. The Borrowers shall pay to the Bank an advisory fee in the amount of $69,793.34. The first nonrefundable installment of the advisory fee in the amount of $15,000 was received by the Bank upon acceptance by the Borrowers of the commitment letter. The second nonrefundable installment of the advisory fee in the amount of $54,793.34 shall be fully earned by the Bank on the Closing Date and shall be due and payable by the Borrowers to the Bank on the Closing Date.

         Section 2.12. Payments Generally. All payments under this Agreement or the Notes shall be made in Dollars in immediately available funds not later than 1:00 p.m. Hartford, Connecticut, time on the relevant dates specified above (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) at the Lending Office of the Bank. The Bank may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of any Borrower with the Bank. Until the Bank and the Borrowers otherwise agree, the Bank shall debit the Parent's account number 9361886549 with the Bank for the amount of any payment required hereunder, but the Bank may also debit any ordinary deposit account of any Borrower if the amount in account number 9361886549 is insufficient to make any required payment. The Borrowers shall, at the time of making each payment under this Agreement or any Note, specify to the Bank the principal or other amount payable by the Borrowers under this Agreement or such Note to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Bank may apply such payment as it may elect in its sole discretion). If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.

         Section 2.13. LIBOR Margins. The Margin that will apply to LIBOR Loans is set forth below and is based upon the Borrowers' Adjusted Leverage Ratio as at the end of the Borrowers' most recent fiscal quarter, as reported in accordance with Section 6.8:

                                  LIBOR MARGINS


                                                    Working Capital Loans    Term Loan
Adjusted Leverage Ratio                             (Percentage Points)      (Percentage Points)
-----------------------                             -------------------      -------------------
Greater than or equal to 1.25                              3.00                    3.25
Greater than or equal to 1.00, but less than 1.25          2.50                    2.75
Greater than or equal to 0.75, but less than 1.00          2.00                    2.25
Less than 0.75                                             1.50                    1.75


Margin adjustments resulting from such calculations will become effective on the Banking Day following the date that such calculations are received by the Bank after delivery in accordance with Section 6.8.

         Section 2.14. Interest Periods; Renewals.

                  (a) In the case of each Fixed Rate Loan, the Borrowers shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.1, subject to the following limitations: (i) no Interest Period may extend beyond an Amortization Date unless, after giving effect thereto, the aggregate principal amount of the Fixed Rate Loans having Interest Periods which end after such Amortization Date shall be equal to or less than the principal amount to be outstanding hereunder after such Amortization Date; (ii) notwithstanding clause (i) above, no Interest Period shall have a duration less than one month (in the case of a LIBOR Loan) or one year (in the case of an Offered Loan), and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available; (iii) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless, in the case of a LIBOR Loan, such Banking Day would fall in the next calendar month in which event such Interest Period shall end on the immediately preceding Banking Day; (iv) no more than five Interest Periods may be outstanding at any one time.

                  (b) Upon notice to the Bank as provided in Section 2.8, the Borrowers may renew any LIBOR Loan on the last day of the Interest Period therefor as the same type of Loan with an Interest Period of the same or different duration in accordance with the limitations provided above. If the Borrowers shall fail to give notice to the Bank of such a renewal, such LIBOR Loan shall automatically become a Variable Rate Loan on the last day of the current Interest Period; provided that the foregoing shall not prevent the conversion of any type of LIBOR Loan into another type of Loan in accordance with Section 2.5.

         Section 2.15. Offered Loans. From time to time, upon request of a Borrower, the Bank may quote (orally or in writing) a fixed rate of interest (an "Offered Rate") that would be applicable to designated principal amounts of the Term Loan specified by such Borrower and for an Interest Period of a duration specified by such Borrower. On the date of such quotation (or within such period as shall be agreed upon by a Borrower and the Bank) a Borrower may deliver to the Bank a written request (the "Offered Loan Request") in accordance with
Section 2.8 (which may be sent by facsimile), stating each Offered Loan and its amount, the Offered Rate quoted by the Bank and the duration and first day of the Interest Period for such Offered Loan, which day shall be the Banking Day on which such Offered Rate was quoted by the Bank (or such other day as the Bank shall specify in making its quotation). If such Offered Loan Request is timely and in accordance with the Bank's quotation, the Bank will indicate its acceptance of and agreement to such Offered Loan Request by signing a copy thereof and will send such copy to the Borrowers, whereupon the designated principal amount referred to in such Offered Loan Request shall become an Offered Loan on the date specified in such request and the Borrowers shall pay interest on the principal amount of such designated principal amount during the Interest Period specified in such Offered Loan Request, at the Offered Rate specified in such Offered Loan Request. If, however, the Bank does not sign and return to a Borrower a copy of such Offered Loan Request within one Banking Day of the date of delivery thereof by a Borrower to the Bank, then no such designated principal amount will become an Offered Loan.

         Section 2.16. Interest Rate Protection. The Borrowers may enter into Interest Rate Protection Agreements mutually satisfactory to the Borrowers and the Bank. The obligations of the Borrowers to the Bank or one or more of its affiliates under such Interest Rate Protection Agreements will automatically constitute obligations of the Borrowers under this Agreement and will be secured by any Lien granted under the Facility Documents pari passu with the other obligations of the Borrowers under this Agreement.

         Section 2.17. Cash Bases GB Pledge Agreement. The Borrowers have requested that the Cash Bases GB Pledge Agreement be amended within the six-month period following the Closing Date to reduce the percentage of stock pledged by the Parent to the Bank from 100% to 66%. The Bank is willing to enter into such an amendment, in form and substance satisfactory to the Bank, provided that no Default or Event of Default then exists and the Bank receives an opinion of British counsel in form and substance satisfactory to the Bank and such other certificates as it may reasonably require.

                  ARTICLE 2. YIELD PROTECTION; ILLEGALITY; ETC.

         Section 3.1. Additional Costs.

                  (a) The Borrowers shall pay to the Bank from time to time on demand such amounts as the Bank may determine to be necessary to compensate it for any costs which the Bank determines are attributable to its making or maintaining any Fixed Rate Loans under this Agreement or the Notes or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Notes in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank or of its Lending Office for any of such Loans by the jurisdiction in which the Principal Office or such Lending Office is located); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of "LIBO Rate" in Section 1.1); or (iii) imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities). The Bank will notify the Borrowers of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 3.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

                  (b) Without limiting the effect of the foregoing provisions of this Section 3.1, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes LIBOR Loans or
(ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrowers, the obligation of the Bank to make or renew, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect, and the Borrowers shall on the last day(s) of the then current Interest Period(s) for the outstanding Loans of such type, either prepay such Loans or convert such Loans into another type of Loan in accordance with Section 2.5.

                  (c) Without limiting the effect of the foregoing provisions of this Section 3.1 (but without duplication), the Borrowers shall pay to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). The Bank will notify the Borrowers if it is entitled to compensation pursuant to this Section 3.1(c) as promptly as practicable after it determines to request such compensation.

                  (d) Determinations and allocations by the Bank for purposes of this Section 3.1 of the effect of any Regulatory Change pursuant to subsections
(a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans or such obligation, and of the additional amounts required to compensate the Bank under this Section 3.1, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis; provided, however, that the Bank shall provide ninety days' notice of any additional amounts required to compensate the Bank under this Section 3.1 (the "Adjustment"), and the Borrowers may thereafter attempt to negotiate the amount of the Adjustment in good faith with the Bank within ninety days of the day on which the Borrowers are so notified. If the Borrowers and the Bank are unable to agree on the amount of the Adjustment within such ninety-day period, then the amount of the Adjustment shall be the amount set forth in the aforementioned notice from the Bank to the Borrowers. Whatever the final Adjustment may be, if the Bank shall still have any Loans outstanding to the Borrowers upon the expiration of such ninety-day period, then the Adjustment shall be effective retroactive to the date on which the Borrowers first received notice of the Adjustment. The Bank shall not be obligated to offer LIBO Rates with respect to Interest Periods commencing during the period following any such notice and prior to agreement by the Bank and the Borrowers as to the amount of the Adjustment.

         Section 3.2. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if the Bank determines (which determination shall be conclusive) that:

                  (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBO Rate" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any LIBOR Loans as provided in this Agreement; or

                  (b) the relevant rates of interest referred to in the definition of "LIBO Rate" in Section 1.1 upon the basis of which the rate of interest for any LIBOR Loans is to be determined do not adequately cover the cost to the Bank of making or maintaining such Loans; then the Bank shall give the Borrowers prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make or renew Loans of such type or to convert Loans of any other type into Loans of such type and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type, either prepay such Loans or convert such Loans into another type of Loans in accordance with Section 2.5.

         Section 3.3. Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Bank or its Lending Office to (a) honor its obligation to make or renew LIBOR Loans hereunder or convert Loans of any type into Loans of such type, or (b) maintain LIBOR Loans hereunder, then the Bank shall promptly notify the Borrowers thereof and the Bank's obligation to make or renew LIBOR Loans and to convert other types of Loans into Loans of such type hereunder shall be suspended until such time as the Bank may again make, renew or convert and maintain such affected Loans and the Borrowers shall, on the last day(s) of the then current Interest Period for the outstanding LIBOR Loans, as the case may be (or on such earlier date as the Bank may specify to the Borrowers), either prepay such Loans or convert such Loans into another type of Loans in accordance with Section 2.5.

         Section 3.4. Certain Compensation. The Borrowers shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines is attributable to:

                  (a) any payment, prepayment, conversion or renewal of a Fixed Rate Loan on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

                  (b) any failure by the Borrowers to borrow, convert into or renew a Fixed Rate Loan to be made, converted into or renewed by the Bank on the date specified therefor in the relevant notice under Section 2.4, 2.5 or 2.14, as the case may be.

         Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, converted or renewed or not borrowed, converted or renewed for the period from and including the date of such payment, prepayment or conversion or failure to borrow, convert or renew to but excluding the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or renew, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) with respect to a LIBOR Loan, the amount of interest (as reasonably determined by the Bank) the Bank would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such period, and with respect to an Offered Loan, the rate determined by the Bank to be its marginal cost of funds for commonly available liabilities issued by it on the date of such Loan for a term comparable to such Interest Period. A determination of the Bank as to the amounts payable pursuant to this Section 3.4 shall be conclusive absent manifest error.

                         ARTICLE 4. CONDITIONS PRECEDENT

         Section 4.1. Documentary Conditions Precedent. The obligation of the Bank to make the Loan or enter into the Foreign Exchange Transaction constituting the initial Borrowing is subject to the condition precedent that the Bank shall have received on or before the date of such Borrowing each of the following, in form and substance satisfactory to the Bank and its counsel:

                  (a) the Notes duly executed by the Borrowers;

                  (b) the Pledge Agreement and the Pledge Agreement Amendment duly executed by the Parent together with (i) certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank, and (ii) evidence that all other actions necessary or, in the opinion of the Bank, desirable to perfect and protect the security interests created by the Pledge Agreement have been taken;

                  (c) the Cash Bases GB Pledge Agreement duly executed by the Parent and such other items as are necessary or, in the opinion of the Bank, desirable to perfect its security interest in the stock of Cash Bases GB;

                  (d) the Security Agreement and the Security Agreement Amendment duly executed by the Borrowers, together with (i) acknowledgment copies of the financing statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Security Agreement;
(ii) certified copies of requests for information (Form UCC-11) identifying all of the financing statements on file with respect to any Borrower in all jurisdictions referred to under (i), including the financing statements filed by the Bank against the Borrowers, indicating that no party claims an interest in any of the Collateral (as defined in the Security Agreement);

                  (e) a certificate of the Secretary or Assistant Secretary of each Borrower, dated the Closing Date, attesting to all corporate action taken by such Borrower, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents to which it is a party and each other document to be delivered pursuant to this Agreement and certifying copies of the Certificate of Incorporation and by-laws of such Borrower;

                  (f) a certificate of the Secretary or Assistant Secretary of each Borrower, dated the Closing Date, certifying the names and true signatures of the officers of such Borrower authorized to sign the Facility Documents to which it is a party and the other documents to be delivered by such Borrower under this Agreement;

                  (g) a certificate of a duly authorized officer of each Borrower, dated the Closing Date, stating that the representations and warranties in Article 5 of this Agreement, and Article 2 of the Security Agreement, and in each other Facility Document, are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

                  (h) an Environmental Indemnification Agreement duly signed by the Borrowers in form and substance satisfactory to the Bank;

                  (i) a certificate of good standing for each Borrower from the Secretary of the State of the state in which such Borrower is incorporated and each other jurisdiction in which each Borrower is qualified to do business and equivalent certificates for Cash Bases GB;

                  (j) payment by the Borrowers to the Bank of the advisory fee and all other expenses and fees incurred by the Bank;

                  (k) a Borrowing Base Certificate setting forth the Borrowing Base within 5 days prior to closing;

                  (l) a favorable opinion of counsel for the Borrowers, dated the Closing Date, in substantially the form of Exhibit E and as to such other matters as the Bank may reasonably request;

                  (m) evidence of satisfactory capitalization of the Borrowers and Cash Bases GB, solvency of each Borrower and Cash Bases GB, and certified fair value balance sheets demonstrating the solvency of each Borrower;

                  (n) copies of all Subordinated Debt of any Borrower and a satisfactory review of the same;

                  (o) an intercreditor agreement between IBM Credit Corporation and the Bank regarding Liens on assets of Ultimate Technology Corporation, in form and substance satisfactory to the Bank;

                  (p) evidence of no material adverse change in the business, management, operations, properties, prospects or condition (financial or otherwise) of any Borrower, Cash Bases GB or any of their respective Subsidiaries since the date of the commitment letter; and

                  (q) evidence of the absence of any change in market conditions which, in the Bank's opinion, would materially impair a financial institution's ability to fund Loans of this type.

         Section 4.2. Additional Conditions Precedent. The obligation of the Bank to make the Loans or enter into a Foreign Exchange Transaction pursuant to a Borrowing which increases the amount outstanding hereunder (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing:

                  (a) the following statements shall be true:

                      (i) the representations and warranties contained in
Article 5 herein, and in Article 2 of the Security Agreement, and in each other Facility Document, are true and correct on and as of the date of such Loan as though made on and as of such date; and

                      (ii) no Default or Event of Default has occurred and is continuing, or would result from such Loan; and

                      (iii) there has been no material adverse change in the business, management, operations, properties, prospects or condition (financial or otherwise) of any Borrower, Cash Bases GB or any of their respective Subsidiaries since the Closing Date;

                  (b) the Borrowers shall be current in the delivery of the most recent Borrowing Base Certificate required to be delivered pursuant to this Agreement;

                  (c) a Borrower shall have delivered to the Bank a Notice of Borrowing in substantially the form of Exhibit F, which shall include a Borrowing Base Certificate setting forth the Borrowing Base as of the Banking Day immediately preceding the date of the Notice of Borrowing; and

                  (d) the Bank shall have received such approvals, opinions or documents as the Bank may reasonably request.

         Section 4.3. Deemed Representations. Each Notice of Borrowing hereunder and acceptance by any Borrower of the proceeds of such Borrowing shall constitute a representation and warranty that the statements contained in
Section 4.2(a) are true and correct both on the date of such notice and, unless any Borrower otherwise notifies the Bank prior to such Borrowing, as of the date of such Borrowing.

                    ARTICLE 5. REPRESENTATIONS AND WARRANTIES

         Each Borrower hereby represents and warrants that:

         Section 5.1. Incorporation, Good Standing and Due Qualification. Each of such Borrower and its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

         Section 5.2. Corporate Power and Authority; No Conflicts. The execution, delivery and performance by such Borrower of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing (other than the filing of the financing statements contemplated by the Security Agreement), registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Borrower or any of its Subsidiaries or Affiliates; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien (other than as created under the Security Agreement), upon or with respect to any of the properties now owned or hereafter acquired by such Borrower; or (f) cause such Borrower (or any Subsidiary or Affiliate, as the case may be) to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

         Section 5.3. Legally Enforceable Agreements. Each Facility Document to which such Borrower is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

         Section 5.4. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of such Borrower, threatened, against or affecting such Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of such Borrower or any such Subsidiary or of or the ability of such Borrower to perform its obligation under the Facility Documents to which it is a party.

         Section 5.5. Financial Statements. The consolidated and consolidating balance sheet of the Borrowers and their Consolidated Subsidiaries as at April 1, 1995, and the related consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity of the Borrowers and their Consolidated Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon as to the consolidated statements, of Price Waterhouse, independent certified public accountants, and the interim consolidated and consolidating balance sheet of the Borrowers and their Consolidated Subsidiaries as at September 30, 1995, and the related consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity for the six-month period then ended, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrowers and their Consolidated Subsidiaries as at such dates and the results of the operations of the Borrowers and their Consolidated Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements). There are no liabilities of the Borrowers or any of their Consolidated Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since April 1, 1995. No information, exhibit or report furnished by the Borrowers to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading. Since April 1, 1995, there has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of any Borrower or any of their Subsidiaries.

         Section 5.6. Ownership and Liens. Such Borrower and each of its Consolidated Subsidiaries has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 5.5 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by such Borrower or any of its Subsidiaries and none of its leasehold interests is subject to any Lien, except as disclosed in such financial statements or as may be permitted hereunder and except for the Lien created by the Security Agreement.

         Section 5.7. Taxes. Such Borrower and each of its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies thereon to be due, including interests and penalties. Absent fraud, the years still subject to audit by the Internal Revenue Service are the taxable years ending 1991, 1992, 1993 and 1994.

         Section 5.8. ERISA. Each Plan, and, to the best knowledge of such Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable federal or state law, and no event or condition is occurring or exists concerning which such Borrower would be under an obligation to furnish a report to the Bank in accordance with Section 6.8(k) hereof. As of the most recent valuation date for each Plan, each Plan was "fully funded," which for purposes of this Section 5.8 shall mean that the fair market value of the assets of the Plan is not less than the present value of the accrued benefits of all participants in the Plan, computed on a Plan termination basis. To the best knowledge of such Borrower, no Plan has ceased being fully funded as of the date these representations are made with respect to any Loan under this Agreement.

         Section 5.9. Subsidiaries and Ownership of Stock. Schedule 5.9 is a complete and accurate list of the Subsidiaries of such Borrower, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of such Borrower's ownership of the outstanding stock or other interest of each such Subsidiary. All of the outstanding capital stock or other interest of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by such Borrower free and clear of all Liens.

         Section 5.10. Credit Arrangements. Schedule 5.10 is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which such Borrower or any of its Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

         Section 5.11. Operation of Business. Such Borrower and each of its Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither such Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing.

         Section 5.12. Hazardous Materials. Such Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the consolidated financial condition, operations, business or prospects of the Borrowers and their Consolidated Subsidiaries. Such Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on the consolidated financial condition, operations, business or prospects of the Borrowers and their Consolidated Subsidiaries.

         In addition, except as set forth in Schedule 5.12 hereto:

                  (a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by such Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of the business of such Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. s/s 9601(22) ("Release") of any substance regulated under Environmental Laws ("Hazardous Materials") generated by such Borrower or any of its Subsidiaries.

                  (b) Neither such Borrower nor any of its Subsidiaries has handled any Hazardous Material, other than as a generator, on any property now or previously owned or leased by such Borrower or any of its Subsidiaries to an extent that it has, or may reasonably be expected to have, a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Borrowers and their Consolidated Subsidiaries; and

                      (i) to the best of its knowledge, no PCB is or has been present at any property now or previously owned or leased by such Borrower or any of its Subsidiaries;

                      (ii) to the best of its knowledge, no asbestos is or has been present at any property now or previously owned or leased by such Borrower or any of its Subsidiaries;

                      (iii) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now or previously owned or leased by such Borrower or any of its Subsidiaries;

                      (iv) no Hazardous Materials have been Released, in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by such Borrower or any of its Subsidiaries.

                  (c) Neither such Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLIS") or on any similar state or foreign list or which is the subject of federal, state, foreign or local enforcement actions or other investigations which may lead to claims against such Borrower or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                  (d) No Hazardous Material generated by such Borrower or any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by such Borrower or any of its Subsidiaries at any location other than those listed in Schedule 5.12 hereto.

                  (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of such Borrower or any of its Subsidiaries and no property now or previously owned or leased by such Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state or foreign list of sites requiring investigation or clean-up.

                  (f) There are no Liens arising under or pursuant to any Environmental Laws on any of the real property or properties owned or leased by such Borrower or any of its Subsidiaries, and no government actions have been taken or are in process which could subject any of such properties to such Liens and neither such Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

                  (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of such Borrower or any of its Subsidiaries in relation to any property or facility now or previously owned or leased by such Borrower or any of its Subsidiaries which have not been made available to the Bank.

         Section 5.13. No Default on Outstanding Judgments or Orders. Such Borrower and each of its Subsidiaries has satisfied all judgments and neither such Borrower nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

         Section 5.14. No Defaults on Other Agreements. Neither such Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of such Borrower or any of its Subsidiaries, or the ability of such Borrower to carry out its obligations under the Facility Documents to which it is a party. Neither such Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

         Section 5.15. Labor Disputes and Acts of God. Neither the business nor the properties of such Borrower or of any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of such Borrower or such Subsidiary.

         Section 5.16. Governmental Regulation. Neither such Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation limiting its ability to incur indebtedness for money borrower as contemplated hereby.

         Section 5.17. Partnerships. Neither such Borrower nor any of its Subsidiaries is a partner in any partnership.

         Section 5.18. No Forfeiture. Neither such Borrower nor any of its Subsidiaries or Affiliates is engaged in or proposes to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding and no Forfeiture Proceeding against any of them is pending or threatened.

         Section 5.19. Solvency.

                  (a) The present fair salable value of the assets of such Borrower after giving effect to all the transactions contemplated by the Facility Documents and the funding of all Commitments hereunder exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Borrower and its Subsidiaries as they mature.

                  (b) The property of such Borrower does not constitute unreasonably small capital for such Borrower to carry out its business as now conducted and as proposed to be conducted, including the capital needs of such Borrower.

                  (c) Such Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower, and of amounts to be payable on or in respect of debt of such Borrower). The cash available to such Borrower, after taking into account all other anticipated uses of the cash of such Borrower, is anticipated to be sufficient to pay all such amounts on or in respect of debt of such Borrower when such amounts are required to be paid.

                  (d) Such Borrower does not believe that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, such Borrower will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to such Borrower after taking into account all other anticipated uses of the cash of such Borrower (including the payments on or in respect of debt referred to in paragraph (c) of this Section 5.19), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

         Section 5.20. Subordinated Debt. The Subordinated Debt of such Borrower now outstanding, true and complete copies of instruments evidencing which have been furnished to the Bank, has been duly authorized by such Borrower, has not been amended or otherwise modified, and constitutes the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms. There exists no default in respect of any such Subordinated Debt.

                        ARTICLE 6. AFFIRMATIVE COVENANTS

         So long as any Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrowers shall:

         Section 6.1. Maintenance of Existence. Preserve and maintain, and cause each of their respective Subsidiaries to preserve and maintain, their corporate existence and good standing in the jurisdiction of their incorporation, and qualify and remain qualified, and cause each of their respective Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

         Section 6.2. Conduct of Business. Continue, and cause each of their respective Subsidiaries to continue, to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

         Section 6.3. Maintenance of Properties. Maintain, keep and preserve, and cause each of their respective Subsidiaries to maintain, keep and preserve, all of its properties (tangible and intangible), necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

         Section 6.4. Maintenance of Records. Keep, and cause each of their respective Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrowers and their respective Subsidiaries.

         Section 6.5. Maintenance of Insurance. Maintain, and cause each of their respective Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

         Section 6.6. Compliance with Laws. Comply, and cause each of their respective Subsidiaries to comply, in all respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property.

         Section 6.7. Right of Inspection. At any reasonable time and from time to time, permit the Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Borrowers and any of their respective Subsidiaries, and to discuss the affairs, finances and accounts of the Borrowers and any such Subsidiary with any of their respective officers and directors and the Borrowers' independent accountants. The Bank shall perform an annual field audit of the Borrowers at the Borrowers' expense; provided that such expenses shall not exceed $4,000 per annum.

         Section 6.8. Reporting Requirements. Furnish to the Bank:

                  (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers, a consolidated and consolidating balance sheet of the Borrowers and their Consolidated Subsidiaries as of the end of such fiscal year and a consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity and working capital of the Borrowers and their Consolidated Subsidiaries for such fiscal year and computations of Excess Cash Flow and Cash Bases GB Excess Cash Flow for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and as to the consolidated statements accompanied by an opinion thereon acceptable to the Bank by Price Waterhouse or other independent accountants of national standing selected by the Borrowers;

                  (b) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrowers, a true and complete copy of the Parent's Form 10-Q;

                  (c) as soon as available and in any event within 25 days after the end of each fiscal month, a consolidating balance sheet of the Borrowers and their Consolidated Subsidiaries as of the end of such month and a consolidating income statement and statements of cash flows and changes in stockholders' equity and working capital, of the Borrowers and their Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, all in reasonable detail and stating in comparative form the consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP and certified by the Chairman or Chief Financial Officer of each Borrower (subject to year-end adjustments);

                  (d) promptly upon receipt thereof, copies of any reports, inclusive of any management letters, submitted to any Borrower or any of its Subsidiaries by independent certified public accountants in connection with examination of the financial statements of such Borrower or any such Subsidiary made by such accountants;

                  (e) simultaneously with the delivery of the Form 10-Q referred to above, a certificate of the Chairman or Chief Financial Officer of each Borrower (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the covenants contained in Articles 7 and 8, and setting forth the Borrowers' Adjusted Leverage Ratio;

                  (f) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a true and complete copy of the Parent's Form 10-K;

                  (g) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers, management's projected financial statements inclusive of a balance sheet, an income statement and a statement of cash flow (supported by key assumptions) for each upcoming fiscal year, prepared on a quarter-by-quarter basis;

                  (h) simultaneously with the delivery of the annual financial statements referred to in Section 6.8(a), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

                  (i) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Borrower or any of its Subsidiaries which, if determined adversely to such Borrower or such Subsidiary, could have a material adverse effect on the financial condition, properties or operations of such Borrower or such Subsidiary;

                  (j) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrowers with respect thereto;

                  (k) as soon as possible, and in any event within ten days after any Borrower knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of such Borrower setting forth details respecting such event or condition and the action, if any, which such Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Borrower or an ERISA Affiliate with respect to such event or condition):

                      (i) any reportable event, as defined in section 4043(b) of ERISA, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of section 412 of the Code or section 302 of ERISA including, without limitation, the failure to make on or before its due date a required installment under section 412(m) of the Code or section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with section 412(d) of the Code) and any request for a waiver under section 412(d) of the Code for any Plan;

                      (ii) the distribution under section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Borrower or an ERISA Affiliate to terminate any Plan;

                      (iii) the institution by PBGC of proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                      (vi) the complete or partial withdrawal from a Multiemployer Plan by such Borrower or any ERISA Affiliate that results in liability under section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt of such Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under section 4041A of ERISA;

                      (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against such Borrower or any ERISA Affiliate to enforce section 515 of ERISA, which proceeding is not dismissed within 30 days;

                      (vi) the adoption of an amendment to any Plan that pursuant to section 401(a)(29) of the Code or section 307 of ERISA would result in the loss of tax-exempt status of the trust of which such Plan is a part if such Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

                      (vii) any event or circumstance exists which may reasonably be expected to constitute grounds for such Borrower or any ERISA Affiliate to incur liability under Title IV of ERISA or under sections 412(c)(11) or 412(n) of the Code with respect to any Plan; and

                      (viii) the Unfunded Benefit Liabilities of one or more Plans increase after the date of this Agreement in an amount which is material in relation to the financial condition of such Borrower and its Subsidiaries, on a consolidated basis; provided, however, that such increase shall not be deemed to be material so long as it does not exceed during any consecutive 2-year period $200,000;

                  (l) promptly after the request of the Bank, copies of each annual report filed pursuant to section 104 of ERISA with respect to each Plan (including, to the extent required by section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in section 103) and each annual report filed with respect to each Plan under section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to such Borrower or an ERISA Affiliate;

                  (m) promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 6.8;

                  (n) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which any Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements which any Borrower or any such Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

                  (o) as soon as available, and in any event within 10 days of the end of each fiscal month, a Borrowing Base Certificate and an aging schedule with respect to Receivables with names of all account debtors, each as of the end of such calendar month and each certified by the Chairman or Chief Financial Officer of each Borrower;

                  (p) promptly after the commencement thereof or promptly after any Borrower knows of the commencement or threat thereof, notice of any Forfeiture Proceeding;

                  (q) and such other information respecting the condition or operations, financial or otherwise, of any Borrower or any of its Subsidiaries as the Bank may from time to time reasonably request.

         Section 6.9. Operating Accounts. Maintain, and cause all of their respective Subsidiaries to maintain, all United States operating accounts at the Bank.

         Section 6.10. Cash Bases GB Guaranty. If requested by the Bank at any time that the Bank, based upon an opinion of a mutually acceptable law firm in the United Kingdom, reasonably determines that a guaranty of all or any part of the Loans by Cash Bases GB would not violate the laws of the United Kingdom, cause Cash Bases GB to timely provide a guaranty in form and substance reasonably satisfactory to the Bank at the Borrowers' cost and expense. In determining whether or not a guaranty by Cash Bases GB would be lawful, the Bank shall take into consideration the items that would need to be provided by accountants, auditors or other similar professionals and whether or not the professional standards of such Persons would permit such items to be provided in connection with such a guaranty.

                          ARTICLE 7. NEGATIVE COVENANTS

         So long as any Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrowers shall not:

         Section 7.1. Debt. Create, incur, assume or suffer to exist, or permit any of their respective Subsidiaries to create, incur, assume or suffer to exist any Debt, except:

                  (a) Debt of the Borrowers under this Agreement or the Notes;

                  (b) Debt described in Schedule 5.10, including renewals, extensions or refinancings thereof, provided that the principal amount thereof does not increase;

                  (c) Debt of any Borrower to any other Borrower;

                  (d) Debt of the Borrowers pursuant to Interest Rate Protection Agreements;

                  (e) Debt of the Borrowers or any such Subsidiary, in the maximum principal amount of $240,000, arising in connection with that certain Assistance Agreement by and between the State of Connecticut acting by the Department of Economic Development and Tridex Corporation pursuant to which the State of Connecticut has agreed to make available to the Parent up to $240,000, in the form of loans or grants, for asset acquisitions (the "Assistance Agreement"); and

                  (f) Debt of the Borrowers or any such Subsidiary secured by purchase money Liens permitted by Section 7.3.

         Section 7.2. Guaranties, Etc. Assume, guaranty, endorse or otherwise be or become directly or contingently responsible or liable, or permit any of their respective Subsidiaries to assume, guarantee, endorse or otherwise be or become directly or indirectly responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         Section 7.3. Liens. Create, incur, assume or suffer to exist, or permit any of their respective Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

                  (a) Liens securing the Loans hereunder and the Borrowers' obligations under Interest Rate Protection Agreements permitted by Section 2.16;

                  (b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (c) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (d) Liens under workers' compensation, unemployment insurance, social security or similar legislation (other than ERISA);

                  (e) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (f) judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (g) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by any Borrower or any such Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                  (h) Liens securing obligations of such a Subsidiary to a Borrower or another such Subsidiary;

                  (i) Liens set forth on Schedule 7.3, provided the Debt secured by such Liens is permitted by Section 7.1;

                  (j) purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

                      (i) any property subject to any of the foregoing is acquired by a Borrower or any such Subsidiary in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition;

                      (ii) the obligation secured by any Lien so created, assumed or existing shall not exceed 80 percent of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby to a Borrower or such Subsidiary acquiring the same;

                      (iii) each such Lien shall attach only to the property so acquired and fixed improvements thereon; and

                      (iv) the obligations secured by such Lien are permitted by the provisions of Section 7.1; and

                  (k) Liens on assets acquired by a Borrower pursuant to the Assistance Agreement and securing Debt permitted by Section 7.1(d). The Bank hereby agrees to execute and deliver to the Borrowers any and all agreements, instruments and documents reasonably requested by the Borrowers subordinating the Bank's Lien on any such assets acquired by the Borrowers in connection with the Assistance Agreement.

         Section 7.4. Leases. Create, incur, assume or suffer to exist, or permit any of their respective Subsidiaries to create, incur, assume or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (a) leases existing on the date of this Agreement and any extensions or renewals thereof; (b) leases (other than Capital Leases) which do not in the aggregate require the Borrowers and their respective Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance and similar expense which any Borrower or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Borrowers in excess of $250,000; (c) leases between any Borrower and any other Borrower; (d) Capital Leases permitted by Section 7.3.

         Section 7.5. Investments. Make, or permit any of their respective Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire, or permit any such Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person, except: (a) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (b) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (c) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating within the United States of America having capital and surplus in excess of $500,000,000; (d) for stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to a Borrower or any such Subsidiary; (e) Interest Rate Protection Agreements permitted by Section 2.16; and (f) the loans from the Borrowers to officers of the Borrowers as reflected on the Borrowers' audited financial statements dated April 1, 1995.

         Section 7.6. Dividends. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets or in obligations of a Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock, or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or permit any of their respective Subsidiaries to purchase or otherwise acquire for value any stock of a Borrower or another such Subsidiary, except that: (a) a Borrower may declare and deliver dividends and make distributions payable solely in common stock of such Borrower; (b) a Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock; and (c) any Subsidiary may declare and deliver dividends and make distributions to the Parent.

         Section 7.7. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of, or permit any of their respective Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables and leasehold interests); except: (a) for inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (c) that any such Subsidiary may sell, lease, assign or otherwise transfer its assets to the Parent.

         Section 7.8. Stock of Subsidiaries, Etc. Sell or otherwise dispose of any shares of capital stock of any of their respective Subsidiaries or permit any such Subsidiary to issue any additional shares of its capital stock, except directors' qualifying shares.

         Section 7.9. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate or permit any of their respective Subsidiaries to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arms' length transaction with a Person not an Affiliate.

         Section 7.10. Mergers, Etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of their respective Subsidiaries to do so except that any such Subsidiary may merge into or transfer assets to a Borrower other than Cash Bases GB.

         Section 7.11. No Activities Leading to Forfeiture. Neither the Borrowers nor any of their respective Subsidiaries or Affiliates shall engage in or propose to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding.

                         ARTICLE 8. FINANCIAL COVENANTS

         So long as any Note shall remain unpaid or the Bank shall have any Commitment under this Agreement:

         Section 8.1. Minimum Tangible Net Worth. The Borrowers shall maintain at all times, as measured at the end of each fiscal quarter, a Consolidated Tangible Net Worth of not less than $5,500,000, as such minimum required amount shall increase from fiscal year to fiscal year by 50% of Consolidated Net Income for each immediately preceding fiscal year.

         Section 8.2. Maximum Leverage Ratio. The Borrowers shall maintain at all times, as measured at the end of each fiscal quarter, a ratio of Consolidated Senior Liabilities to Consolidated Tangible Capital Base of not greater than (a) 1.75 to 1.0 through fiscal year end 1996 and (b) 1.50 to 1.0 thereafter.

         Section 8.3. Debt Service Coverage Ratio. The Borrowers shall maintain at all times a Debt Service Coverage Ratio, as measured at the end of each fiscal quarter for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), of not less than
1.50 to 1.0. For purposes of calculating the Debt Service Coverage Ratio as at the end of each of the first four fiscal quarters ending after the Closing Date, EBITDA shall not be reduced by the amount of non-recurring charges (up to a maximum of $1,000,000 in the aggregate) associated with the following: the consolidation of Ithaca Peripherals Incorporated and Magnetec Corporation into a Printer Group, restructuring actions in other operations, the establishment of an unfunded pension arrangement and certain other non-recurring year-end adjustments.

         Section 8.4. Minimum Current Ratio. The Borrowers shall maintain at all times, as measured at the end of each fiscal quarter, a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than 1.20 to 1.0.

         Section 8.5. Consecutive Losses. The Borrowers shall not suffer two (2) consecutive fiscal quarters of losses, as determined on a consolidated basis in accordance with GAAP.

         Section 8.6. Annual Loss. The Borrowers shall not suffer an annual loss, as determined on a consolidated basis in accordance with GAAP.

         Section 8.7. Cash Bases GB Excess Cash Flow. The Parent shall cause Cash Bases GB to declare and distribute to the Parent cash dividends from time to time as permitted by law in amounts sufficient to keep current the Borrowers' obligations to make payments under this Agreement and the Notes, such cash dividends to be at least equal to 75% of Cash Bases GB Excess Cash Flow in each fiscal year of Cash Bases GB or such lesser percentage as is permitted by law.

                          ARTICLE 9. EVENTS OF DEFAULT

         Section 9.1. Events of Default. Any of the following events shall be an "Event of Default":

                  (a) the Borrowers shall: (i) fail to pay the principal of any Note as and when due and payable; or (ii) fail to pay interest on any Note or any fee or other amount due hereunder as and when due and payable;

                  (b) any representation or warranty made or deemed made by any Borrower or Cash Bases GB in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

                  (c) any Borrower shall: (i) fail to perform or observe any term, covenant or agreement contained in Section 2.3 or Articles 7 or 8; or (ii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to elsewhere in this Section 9.1) in any Facility Document and such failure shall continue for 20 consecutive days;

                  (d) any Borrower, Cash Bases GB or any of their respective Subsidiaries shall: (i) fail to pay any indebtedness under any Interest Rate Protection Agreement or any other indebtedness, including but not limited to indebtedness for borrowed money (other than the payment obligations described in (a) above), of such Borrower, Cash Bases GB or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Interest Rate Protection Agreement or other indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (e) any Borrower, Cash Bases GB or any of their respective
Subsidiaries: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 30 days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture (other than a proceeding in respect of a Lien permitted under Section 7.3(b)); or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more;

                  (f) one or more judgments, decrees or orders for the payment of money in excess of $250,000 in the aggregate shall be rendered against any Borrower, Cash Bases GB or any of their respective Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

                  (g) any event or condition shall occur or exist with respect to any Plan or Multiemployer Plan concerning which any Borrower is under an obligation to furnish a report to the Bank in accordance with Section 6.8(h) hereof and as a result of such event or condition, together with all other such events or conditions, such Borrower or any ERISA Affiliate has incurred or in the opinion of the Bank is reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC or a section 4042 Trustee (or any combination of the foregoing) which is material in relation to the financial position of such Borrower and its Subsidiaries, on a consolidated basis; provided, however, that any such amount shall not be deemed to be material so long as all such amounts do not exceed in the aggregate during any consecutive 2-year period $200,000;

                  (h) the Unfunded Benefit Liabilities of one or more Plans have increased after the date of this Agreement in an amount which is material (as specified in Section 9.1(g) hereof);

                  (i) (A) except for Seth M. Lukash and/or Alvin Lukash, any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rules 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 8 percent or more of the outstanding shares of voting stock of the Parent; or (B) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Parent cease for any reason to constitute a majority of the board of directors of the Parent;

                  (j) (A) any Forfeiture Proceeding shall have been commenced or any Borrower shall have given the Bank written notice of the commencement of any Forfeiture Proceeding as provided in Section 6.8 or (B) the Bank has a good faith basis to believe that a Forfeiture Proceeding has been threatened or commenced;

                  (k) there shall be any material adverse change in the condition (financial or otherwise), business, management, operations, properties or prospects of the Borrowers and their Subsidiaries since the Closing Date; or

                  (l) the Security Agreement, the Pledge Agreement or the Cash Bases GB Pledge Agreement shall at any time after its execution and delivery and for any reason cease: (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to such agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the party thereto, or such party shall deny it has further liability or obligation thereunder or such party shall fail to perform any of its obligations thereunder.

         Section 9.2. Remedies. If any Event of Default shall occur and be continuing, the Bank may, by notice to the Borrowers, (a) declare the Working Capital Commitment and the Bank's obligation to enter into Foreign Exchange Transactions to be terminated, whereupon the same shall forthwith terminate, and
(b) declare the outstanding principal of the Notes or any one of them, all interest thereon and all other amounts payable under this Agreement and the Notes or any one of them to be forthwith due and payable, whereupon the Note(s), all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that, in the case of an Event of Default referred to in Section 9.1(e) or Section 9.1(j)(A) above, the Working Capital Commitment and the Bank's obligation to enter into Foreign Exchange Transactions shall be immediately terminated, and the Notes, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

                            ARTICLE 10. MISCELLANEOUS

         Section 10.1. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrowers and the Bank, and any provision of this Agreement may be waived by the Borrowers and the Bank. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 10.2. Usury. Anything herein to the contrary notwithstanding, the obligations of the Borrowers under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

         Section 10.3. Expenses. The Borrowers shall reimburse the Bank on demand for all reasonable costs, expenses and charges (including, without limitation, telephone, telex, courier expenses, printing costs, reasonable fees and charges of external legal counsel for the Bank and reasonable costs allocated after the Closing Date by its internal legal department) incurred by the Bank in connection with the preparation, negotiation, execution, delivery, filing, recording, performance, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes or any Facility Document. The Borrowers agree to indemnify the Bank and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrowers or any Subsidiary of the proceeds of the Loans, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

         Section 10.4. Survival. The obligations of the Borrowers under Section
10.3 shall survive the repayment of the Loans and the termination of the Commitments.

         Section 10.5. Assignment; Participations. This Agreement shall be binding upon, and shall inure to the benefit of, the Borrowers, the Bank and their respective successors and assigns, except that no Borrower may assign or transfer its rights or obligations hereunder. The Bank may assign, or sell participations in, all or any part of any Loan to another bank or other entity, in which event (a) in the case of an assignment, upon notice thereof by the Bank to the Borrowers, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were the Bank hereunder; and (b) in the case of a participation, the participant shall have no rights under the Facility Documents. The agreement executed by the Bank in favor of the participant shall not give the participant the right to require the Bank to take or omit to take any action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or (iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with the Bank. The Bank may furnish any

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
information concerning the Borrowers in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants); provided that the Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information.

         Section 10.6. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be delivered in person or sent by overnight courier, facsimile, ordinary mail, cable or telex addressed to such party at its "Address for Notices" on the signature page of this Agreement. Notices shall be effective: (a) on the day on which delivered to such party in person, (b) on the first Banking Day after the day on which sent to such party by overnight courier, (c) if given by mail, 48 hours after deposit in the mails with first-class postage prepaid, addressed as aforesaid, and (d) if given by facsimile, cable or telex, when the facsimile, cable or telex is transmitted to the facsimile, cable or telex number as aforesaid; provided that notices to the Bank shall be effective upon receipt.

         Section 10.7. Setoff. The Borrowers agree that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Borrower at any of the Bank's offices, in Dollars or in any other currency, against any amount payable by any Borrower under this Agreement or any Note which is not paid when due (regardless of whether such balances are then due to such Borrower), in which case it shall promptly notify the Borrowers thereof; provided that the Bank's failure to give such notice shall not affect the validity thereof.

         SECTION 10.8. JURISDICTION; IMMUNITIES. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY CONNECTICUT STATE OR UNITED STATES FEDERAL COURT SITTING IN CONNECTICUT OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE, AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CONNECTICUT STATE OR FEDERAL COURT. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 10.6. EACH BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. EACH BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE BANK SHALL BE BROUGHT ONLY IN CONNECTICUT STATE OR UNITED STATES FEDERAL COURT SITTING IN CONNECTICUT. EACH BORROWER WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL.

                  (a) Nothing in this Section 10.8 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdictions.

                  (b) To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Notes.

         Section 10.9. Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

         Section 10.10. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

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
         Section 10.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

         Section 10.12. Integration. The Facility Documents set forth the entire agreement between the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

         SECTION 10.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CONNECTICUT.

         Section 10.14. Confidentiality. The Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any nonpublic information supplied to it by the Borrowers pursuant to this Agreement which is identified by the Borrowers as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Bank, (iii) to bank examiners, auditors or accountants, (iv) in connection with any litigation to which the Bank is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to maintain the confidentiality of such information; and provided finally that in no event shall the Bank be obligated or required to return any materials furnished by the Borrowers.

         Section 10.15. Treatment of Certain Information. Each Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by the Bank or by one or more of its subsidiaries or affiliates and (b) acknowledges that information delivered to the Bank by any Borrower may be provided to each such subsidiary and affiliate.

         SECTION 10.16. COMMERCIAL WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE LOANS EVIDENCED BY THE NOTES ARE FOR COMMERCIAL PURPOSES AND WAIVES ANY RIGHT TO NOTICE AND HEARING UNDER SECTIONS 52-278a THROUGH 52-278n OF THE CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED AND AUTHORIZES THE ATTORNEY OF THE BANK, OR ANY SUCCESSOR THERETO, TO ISSUE A WRIT OF PREJUDGMENT REMEDY WITHOUT COURT ORDER. FURTHER, EACH BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL VALUATION, APPRAISEMENTS, HOMESTEAD, EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAWS. EACH BORROWER ACKNOWLEDGES THAT IT MAKES THESE WAIVERS AND THE WAIVERS CONTAINED IN SECTION 10.8 KNOWINGLY, VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THESE WAIVERS WITH ITS ATTORNEYS.

         SECTION 10.17. Multiple Borrowers.

                  (a) It is understood and agreed by each Borrower that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to the Borrowers and at their request, and that the Bank shall not incur liability to the Borrowers as a result thereof. To induce the Bank to do so and in consideration thereof, each Borrower hereby agrees to indemnify the Bank and to hold the Bank harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Bank by any Borrower or by any other Person arising from or incurred by reason of the Bank's handling of the financing arrangements of the Borrowers as provided herein, reliance by the Bank on any request or instruction from the Parent or any other Borrower or any other action taken by the Bank with respect to this Section 10.17.

                  (b) Each Borrower represents and warrants to the Bank that the request for joint handling of the Loans to be made by the Bank hereunder was made because the Borrowers are engaged in an integrated operation which required financing on a basis permitting the availability of credit from time to time to each Borrower as required for the continued successful operation of each Borrower of the integrated operation of the Borrowers. Each Borrower expects to derive benefit, directly or indirectly, from such availability because the successful operation of the Borrowers is dependent on the continued successful performance of the functions of the integrated group.

                  (c) Each Borrower hereby irrevocably designates the Parent as its attorney to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of each Borrower, and does hereby authorize the Bank to pay over or credit all Loan proceeds hereunder to the Parent as the Borrowers' attorney in fact, recognizing, however, that Lender is not bound by such authorization and may elect either to disburse loan proceeds to each Borrower directly for its use, to the Parent as attorney for

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
any Borrower or to the Parent for its own account, in which case the Parent may advance or lend such proceeds to the other Borrowers. Each Borrower further agrees that all obligations hereunder or referred to herein or under any other Facility Document shall be joint and several, and that each Borrower shall make payment upon any notes issued pursuant hereto and any and all other obligations hereunder or referred to herein or under any other Facility Document upon their maturity by acceleration or otherwise, and that such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearances granted by the Bank to any Borrower, failure of the Bank to give any Borrower notice of borrowing or any other notice, any failure of the Bank to pursue or preserve its rights against any other Borrower, the release by the Bank of any collateral now or hereafter acquired from any Borrower, failure of the Bank to realize upon such collateral in a commercially reasonable manner, and that such agreement by each Borrower to pay upon any notice issued pursuant hereto is unconditional and unaffected by prior recourse by the Bank to the other Borrowers or any collateral for such Borrowers' obligations or the lack thereof.

                  (d) Each Borrower hereby grants a right of contribution to each other Borrower for any amount paid by such other Borrower in satisfaction of any obligations under this Agreement, any Note or any other Facility Document; provided, however, that the aggregate of the rights of contribution against any Borrower hereunder shall not exceed such Borrower's net worth. In calculating the net worth of any Borrower for purposes of this paragraph, such Borrower's obligations under the Facility Documents will not be included in its liabilities and such Borrower's rights of contribution against other Borrowers for amounts paid under the Facility Documents will not be included in its assets.

                  (e) All notices to, or other communications with, the Borrowers or any one of them shall be sufficient if given to any of the Borrowers. Although the Bank may require that all of the Borrowers or a particular Borrower execute any document (including any Notice of Borrowing) in any matter pertaining to this Agreement or any of the other Facility Documents, any one of the Borrowers may bind all of the Borrowers and any document (including any Notice of Borrowing) signed by any Borrower, and any and all action taken by any Borrower, is sufficient to represent all of the Borrowers. Without limiting the foregoing, any single Borrower may make representations and warranties on behalf of all the Borrowers or any other Borrower, and such representations and warranties shall be of the same force and effect as if made directly by such other Borrowers.

         Section 10.18. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

         Section 10.19. Time of the Essence. Time and punctuality shall be of the essence with respect to this instrument, but no delay or failure of the Bank to enforce any of the provisions herein contained and no conduct or statement of the Bank shall waive or affect any of the Bank's rights hereunder.

         Section 10.20. Reference to and Effect on the Facility Documents.

                  (a) Upon the effectiveness of this Agreement, on and after the date hereof each reference in the Facility Documents to the Credit Agreement or the Notes, shall mean and be a reference to this Credit Agreement as amended and restated hereby or the Notes as amended and restated in connection with the execution and delivery of this Agreement.

                  (b) The Existing Credit Agreement is amended and restated in its entirety by this Agreement and the "Notes" delivered under the Existing Credit Agreement are amended and restated in their entirety by the Notes delivered pursuant to this Agreement. The Bank shall use its best efforts to deliver to the Borrowers on the Closing Date the Notes issued to the Banks under the Existing Credit Agreement marked "REPLACED AND REISSUED"; provided, however, that the failure to deliver said Notes to the Borrowers shall not adversely affect the replacement of said Notes. All other Facility Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Security Agreement and all of the Collateral described therein, the Pledge Agreement and all of the Pledged Collateral described therein, the Cash Base GB Pledge Agreement and all of the Charged Property described therein, and each other security document and all of the collateral described in such security document, do and shall continue to secure the payment of all Obligations or Secured Liabilities (as therein defined), in each case as amended hereby and by the separate amendments to such documents.

                  (c) The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under any of the Facility Documents, nor constitute a waiver of any provision of any of the Facility Documents.

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
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    TRIDEX CORPORATION



                                    By__________________________________________
                                      Richard L. Cote, Senior Vice President and
                                      Chief Financial Officer


                                    ITHACA PERIPHERALS INCORPORATED,
                                    ULTIMATE TECHNOLOGY CORPORATION,
                                    MAGNETEC CORPORATION



                                    By__________________________________________
                                      George T. Crandall
                                      Secretary as to each of the above
                                      corporations


                                    CASH BASES INCORPORATED



                                    By__________________________________________
                                      George T. Crandall
                                      Treasurer


                                    Address for Notices to all Borrowers:
                                            61 Wilton Road
                                    Westport, Connecticut 06880
                                    Attention: Richard L. Cote
                                    Facsimile No.: (203) 226-8806

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
                                    FLEET BANK, NATIONAL ASSOCIATION



                                    By_____________________________________
                                      Frederick A. Meagher
                                      Vice President


                                    Address for Notices and Lending Office:
                                    One Stamford Plaza
                                    263 Tresser Boulevard
                                    Stamford, Connecticut 06901
                                    Attn: Frederick A. Meagher
                                          Vice President
                                    Facsimile No.: (203) 351-1511

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